Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

October 31, 2018

Board of Directors

Braemar Hotels & Resorts Inc.

14185 Dallas Parkway

Suite 1100

Dallas, TX 75254

Up to $50,000,000 of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Braemar Hotels & Resorts Inc., a Maryland corporation (the “Company”), in connection with its filing of a prospectus supplement under the registration statement on Form S-3, as amended (the “Registration Statement”) (SEC File No. 333-223799), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to $50,000,000 of Common Stock, par value $0.01 per share of the Company (the “Securities”).  The Securities will be issued from time to time pursuant to several separate Distribution Agreements dated as of December 11, 2017, as amended on October 31, 2018, among the Company, Braemar Hospitality Limited Partnership, a Delaware limited partnership, Ashford Hospitality Advisors LLC, a Delaware limited liability company and the Distribution Agent named therein (each, as amended, a “Distribution Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Securities will not be issued in violation of the ownership limit contained in the Company’s charter.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other statutes, rules or regulations.

Board of Directors
October 31, 2018

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Distribution Agreements, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities pursuant to the terms of the applicable Distribution Agreement, and (iv) receipt by the Company of the consideration for the Securities specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Securities will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus supplement and prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP